EXHIBIT 10.46B

SECOND AMENDMENT TO RESTATED EMPLOYMENT AGREEMENT

This Second Amendment to Restated Employment Agreement (this “Second Amendment”) is made and entered into on the 19th day of February, 2008, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and ROBERT M. SCOTT (the “Executive”). CSG and Systems collectively are referred to in this Second Amendment and in the Restated Employment Agreement as the “Companies”.

*    *    *

WHEREAS, the Companies and the Executive entered into a Restated Employment Agreement dated May 29, 2008 (the “Restated Employment Agreement”);

WHEREAS, the Companies and the Executive entered into a First Amendment to Restated Employment Agreement dated August 19, 2008 (the “First Amendment to Restated Employment Agreement”); and

WHEREAS, the Companies and the Executive desire to amend the Restated Employment Agreement, as previously amended by the First Amendment to Restated Employment Agreement, as set forth in this Second Amendment;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained in this Second Amendment, the Companies and the Executive agree as follows:

1. Effective immediately, Paragraph 1 of the Restated Employment Agreement hereby is amended in its entirety so as to read as follows:

“1. Employment and Duties. Each of the Companies hereby employs the Executive as an Executive Vice President throughout the term of this agreement and agrees to cause the Executive from time to time to be elected or appointed to such corporate offices or positions. The duties and responsibilities of the Executive shall include the duties and responsibilities of the Executive’s corporate offices and positions referred to in the preceding sentence which are set forth in the respective bylaws of the Companies from time to time and such other duties and authorities consistent with the Executive’s corporate offices and positions referred to in the preceding sentence and this agreement which the Board of Directors of CSGS (the “Board”) or the Chief Executive Officer of CSGS from time to time may assign to the Executive. If the Executive is elected or appointed as a director of CSGS or Systems or as an officer or director of any of the respective subsidiaries of the Companies during the term of this agreement, then he shall also serve in such capacity or capacities but without additional compensation.”

2. Effective immediately, Paragraph 10(d) of the Restated Employment Agreement hereby is amended in its entirety so as to read as follows:

“(d) Termination Without Cause Prior to a Change of Control. If, prior to the occurrence of a Change of Control, the Companies terminate the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive the following compensation, benefits, and other payments from the Companies:

(i)	The Base Salary through that date which is one (1) year after the effective date of such, termination (the “Ending Date”), to be paid at the same times that the Base Salary would have been paid if such termination had not occurred; provided, that if the Executive commences employment with another employer, whether as an employee or as a consultant, prior to the Ending Date (for purposes of this Paragraph 10, the “Other Employment”), then such payments of the Base Salary shall be reduced from time to time by the aggregate amount of salary, cash bonus, and consulting fees received or receivable by the Executive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date;

(ii)	An amount equal to one hundred ninety percent (190%) of the Base Salary in effect on the effective date of such termination, one-half (1/2) of such amount to be paid, without interest, not later than thirty (30) days after the effective date of such termination and the other one-half (1/2) of such amount to be paid, without interest, one (1) year after the effective date of such termination.

(iii)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination;

(iv)	Continued participation in the following benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the effective date of such termination, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of the Ending Date or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive:

(1)	Group medical and hospital insurance,
(2)	Group dental insurance,
(3)	Group life insurance, and
(4)	Group long-term disability insurance;

and

(v)	Any other benefits payable to the Executive upon his termination without cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.”

2. As amended by this Second Amendment, the Restated Employment Agreement shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to Restated Employment Agreement to be executed as of the date first set forth above.

CSG SYSTEMS INTERNATIONAL, INC.,
a Delaware corporation

By:
Peter E. Kalan,
President and Chief Executive Officer

CSG SYSTEMS, INC., a Delaware corporation

By:
Peter E. Kalan,
President and Chief Executive Officer

Robert M. Scott

3